UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2013

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Greenwich Office Park, Greenwich, Connecticut 06831

(Address of principal executive offices)

(855) 976-4636

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 18, 2013, XPO Logistics, Inc. (the “Company”) and certain of the Company’s wholly-owned subsidiaries, as borrowers (collectively, “XPO” or the “Borrowers”), entered into a $125.0 million multicurrency secured Revolving Loan Credit Agreement (the “Credit Agreement”) with the lender parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent for such lenders (the “Administrative Agent”), with a maturity of five years. The principal amount of the commitments under the Credit Agreement may be increased by an aggregate amount of up to $75.0 million, subject to certain terms and conditions specified in the Credit Agreement.

The proceeds of the Credit Agreement may be used by the Company and its subsidiaries for ongoing working capital needs, other general corporate purposes, including strategic acquisitions, and fees and expenses in connection with the transaction. Borrowings under the Credit Agreement will bear interest at a per annum rate equal to, at the Company’s option, the one, two, three or six month (or such other period less than one month or greater than six months as the lenders may agree) LIBOR rate plus a margin of 1.75% to 2.25%, or a base rate plus a margin of 0.75% to 1.25%. The Borrowers are required to pay an undrawn commitment fee equal to 0.25% or 0.375% of the quarterly average undrawn portion of the commitments under the Credit Agreement, as well as customary letter of credit fees. The margin added to LIBOR, or base rate, will depend on the Borrowers’ quarterly average availability of the commitments under the Credit Agreement.

All obligations under the Credit Agreement are secured by substantially all of the Borrowers’ assets and unconditionally guaranteed by certain of the Company’s subsidiaries, provided that no foreign subsidiary guarantees, and no assets of any foreign subsidiary secures, any obligations of any domestic Borrower. The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type. Among other things, the covenants in the Credit Agreement limit the ability of the Company and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make certain investments and restricted payments; and enter into certain transactions with affiliates. In certain circumstances, the Credit Agreement also requires the Company to maintain minimum EBITDA or, at the Company’s election, maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.00 to 1.00. If an event of default under the Credit Agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable. Certain subsidiaries acquired by the Company in the future may be excluded from the restrictions contained in certain of the foregoing covenants. The Company does not believe that the covenants contained in the Credit Agreement will impair its ability to execute its strategy.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

The Administrative Agent, certain of the other lenders under the Credit Agreement, and certain of their respective affiliates have performed or may in the future perform various commercial banking, lending, investment banking, financial advisory or other services for the Company, the Borrowers and their respective subsidiaries and affiliates, for which they have received or will receive fees and reimbursement of expenses.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Revolving Loan Credit Agreement, dated as of October 18, 2013, by and among XPO Logistics, Inc. and certain subsidiaries, Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, and Deutsche Bank AG New York Branch as Lenders, and Morgan Stanley Senior Funding, Inc., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2013	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Revolving Loan Credit Agreement, dated as of October 18, 2013, by and among XPO Logistics, Inc. and certain subsidiaries, Morgan Stanley Bank, N.A., Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, and Deutsche Bank AG New York Branch as Lenders, and Morgan Stanley Senior Funding, Inc., as Administrative Agent